[446216.EX77Q_573]1

Oppenheimer Rochester Michigan Municipal Fund

NSAR Exhibit—Item 77Q

Post-Effective Amendment No. 8 (7-25-12) to the Registration Statement of Oppenheimer Rochester Michigan Municipal Fund (the “Registrant”), Accession Number 0000728889-11-000878, which includes Amendment Nos. 1 to the Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.